Exhibit 5.1
[Header of CMS Francis Lefebvre Avocats]
6 February 2024
To: Innate Pharma S.A.
a société anonyme à Directoire et Conseil de Surveillance organised under the laws of France
Registered office: 117, avenue de Luminy – 13009 Marseille – France
424 365 336 RCS Marseille
(the "Company")
CMS Francis Lefebvre Avocats
2, rue Ancelle
92522 Neuilly-sur-Seine Cedex
France
T: +33 1 47 38 55 00
cms.law/fl

Re.
Prospectus supplement (the "Prospectus Supplement") to the base prospectus included in the registration statement on Form F-3 of Innate Pharma S.A. (No. 333-276164) filed by the Company with the U.S. Securities and Exchange Commission (the "Commission") on 20 December 2023 and declared effective by the Commission on 16 January 2024 (the "Registration Statement")

OPINION LETTER
We have acted as legal advisers (avocats) to the Company for the preparation and filing by the Company with the Commission of the Prospectus Supplement to the base prospectus included in the Registration Statement under the Securities Act of 1933, as amended (the "Securities Act").
The Prospectus Supplement relates to the registration of up to 24,155,537 ordinary shares of the Company, with a nominal value of €0.05 each (the "Ordinary Shares"), in the form of American Depositary Shares (together with the Ordinary Shares, the "Securities"), with the maximum aggregate public offering price of all such securities to be issued by the Company under the Prospectus Supplement not to exceed $75,000,000, as further described in the Prospectus Supplement.
In connection with the preparation and filing of the Prospectus Supplement, we have been asked to provide opinions on certain matters, as set out below. We have taken instructions solely from the Company.
For the purpose of this opinion letter:
(a)(Language) concepts of French law expressed in this opinion letter in English terms may not be identical to the concepts described by such English terms as they exist under the laws of jurisdictions other than France. In this opinion letter, those concepts have the meaning which French law ascribes to them, irrespective of their translation into English; and
CMS Francis Lefebvre Avocats is a member of CMS Legal Services EEIG, a European Economic Interest Grouping that coordinates an organisation of iCMS Francis Lefebvre Avocats is a member of CMS Legal Services EEIG, a European Economic Interest Grouping that coordinates an organisation of independent law firms.

CMS locations: Aberdeen, Abu Dhabi, Amsterdam, Antwerp, Barcelona, Beijing, Belgrade, Bergen, Berlin, Bogotá, Bratislava, Brisbane, Bristol, Brussels, Bucharest, Budapest, Casablanca, Cologne, Cúcuta, Dubai, Duesseldorf, Edinburgh, Frankfurt, Funchal, Geneva, Glasgow, Hamburg, Hong Kong, Istanbul, Johannesburg, Kyiv, Leipzig, Lima, Lisbon, Liverpool, Ljubljana, London, Luanda, Luxembourg, Lyon, Madrid, Manchester, Maputo, Mexico City, Milan, Mombasa, Monaco, Munich, Muscat, Nairobi, Oslo, Paris, Podgorica, Poznan, Prague, Reading, Rio de Janeiro, Rome, Santiago de Chile, Sarajevo, Shanghai, Sheffield, Singapore, Skopje, Sofia, Stavanger, Strasbourg, Stuttgart, Tel Aviv, Tirana, Vienna, Warsaw, Zagreb and Zurich. cms.law/fl

Head Office: CMS Francis Lefebvre Avocats – Avocats au Barreau des Hauts-de-Seine – 2 rue Ancelle, 92522 Neuilly-sur-Seine Cedex. S.E.L.A.F.A. à Directoire et Conseil de Surveillance au capital de 39 180 € – 722 047 164 R.C.S. Nanterre – Ident. TVA FR 69 722 047 164

(b)(Formal statement) this opinion letter is a formal statement of opinion as to French law as set out in section 4 of this opinion letter. It shall not be treated as a substitute for comprehensive legal advice in connection with the Corporate Documents (as defined and listed in the Schedule hereto) and/or the Prospectus Supplement and the transactions contemplated thereby.
1.EXAMINED DOCUMENTS
For the purposes of the opinions set out in section 4 of this opinion letter, we have relied, without independent investigation, solely on the Corporate Documents, the Registration Statement and the Prospectus Supplement.
SCOPE OF OPINION
(a)(Express matters) This opinion letter is strictly limited to the matters expressly referred to in section 4 of this opinion letter, subject to the assumptions expressed in section 3 of this opinion letter and as qualified by the qualifications and reservations set out in section 5 of this opinion letter and shall not be construed as extending to any other matters whatsoever in connection with the transactions referred to in the Corporate Documents, the Prospectus Supplement, the Company or otherwise; and
(b)(French law and legal matters) this opinion letter:
(i)is strictly limited to French law as applied and interpreted by the case law of the French constitutional court (Conseil constitutionnel), French supreme civil court (Cour de cassation), or French supreme administrative court (Conseil d'Etat) in force and published as of the date hereof; and
(ii)relates to questions of law only;
(c)(Data and calculation) we express no opinion as to any data, information, calculation and details of a factual, accountancy, economic, financial or statistical nature contained in the Corporate Documents and/or the Prospectus Supplement;
(d)(No due diligence) we have not carried out any due diligence in relation to any contract, agreement or other document referred to in the Corporate Documents and/or the Prospectus Supplement; and
(e)(Tax issues) we express no opinion as to any matter relating to any tax issues, or more generally any matter of tax law, except as expressly stated hereunder.
ASSUMPTIONS
This opinion letter is based on the following assumptions:
(f)(Corporate Documents) the Corporate Documents examined by us are and, at the time of the issue of the Ordinary Shares, will remain, complete and up-to-date;
(g)(Authorizations) the resolutions authorizing the Company to issue the Securities, as they have been adopted, or will be adopted, as the case may be, by the extraordinary shareholders' meeting of the Company, the Supervisory Board (Conseil de surveillance) of the Company and the Executive Board (Directoire) of the Company, will be in full force and effect at all times at which the Securities are issued by the Company;
(h)(Issuance of Securities) the definitive terms of the issuance of the Securities will have been established in accordance with the resolutions adopted by the extraordinary shareholders' meeting of the Company, the Supervisory Board (Conseil de surveillance) of the Company and the

Executive Board (Directoire) of the Company, the Company's by-laws (statuts) and applicable law;
(i)(Issuance limits) the Company will issue and deliver the Securities in the manner contemplated in the Prospectus Supplement and the amount of Securities will remain within the then applicable limits set forth in the applicable resolutions adopted by the extraordinary shareholders' meeting of the Company, the Supervisory Board (Conseil de surveillance) of the Company and the Executive Board (Directoire) of the Company;
(j)(Agreement) any purchase, underwriting, placement or similar agreement relating to the Securities will constitute legally binding, valid and enforceable obligations of each party thereto under all applicable laws; and
(k)(Compliance with laws) all Securities will be issued in compliance with applicable securities and corporate law.
OPINION
Based on the foregoing, the Corporate Documents and the Prospectus Supplement and subject to qualifications and reservations set out below and to any matters not disclosed to us, we are of the opinion that the Ordinary Shares, when:
the extraordinary shareholders' meeting of the Company, the Supervisory Board (Conseil de surveillance) of the Company and the Executive Board (Directoire) of the Company, have taken all necessary corporate action to approve the issuance of, and establish the terms of, the offering of the Securities and related matters; and
issued (a) in the manner and for the consideration stated in the applicable definitive purchase, underwriting, placement or similar agreement and (b) as approved by the extraordinary shareholders' meeting of the Company, the Supervisory Board (Conseil de surveillance) of the Company and the Executive Board (Directoire) of the Company, upon full payment of the consideration provided therein and issuance of the depositary certificate (certificat du dépositaire), will be validly issued, fully paid and non-assessable.
QUALIFICATIONS AND RESERVATIONS
This opinion letter is subject to the following qualifications and reservations:
(l)(Facts) without limiting the generality of the foregoing, we have made no investigation as to the accuracy and exhaustiveness of the facts (including statements of foreign law) contained in any of the Corporate Documents and/or the Prospectus Supplement;
(m)(Insolvency proceedings) this opinion is subject to any limitation arising from ad hoc mandate (mandat ad hoc), conciliation (conciliation), accelerated safeguard (sauvegarde accélérée), safeguard (sauvegarde), judicial reorganisation (redressement judiciaire), judicial liquidation (liquidation judiciaire) (including a provision that creditors' proofs of debts denominated in foreign currencies would be converted into euros at the rate applicable on the date of the court decision instituting the accelerated safeguard (sauvegarde accélérée), the safeguard (sauvegarde), the judicial reorganisation (redressement judiciaire) and the judicial liquidation (liquidation judiciaire) proceedings), insolvency, moratorium and other laws of general application affecting the rights of creditors;

(n)(Accuracy of official documents) extracts (extraits Kbis) from a trade and companies registry (registre du commerce et des sociétés) issued on a given date in relation to a given company may not reveal with certainty any change affecting the status of the Company as, in practice, the recording of such changes may not be carried out immediately and, even if such recording has been carried out, such information is not necessarily immediately reflected in the relevant extract (extrait Kbis); it should also be noted that the opening of ad hoc mandate (mandat ad hoc) or conciliation (conciliation) proceedings never appears on such document;
(o)(Admissibility as evidence) for any document which is not originally written, issued and executed in the French language, the document must be translated into the French language by a sworn translator (traducteur assermenté) of the Court of Appeal in order to be filed or submitted as evidence before a French court;
(p)(Jurisdiction) a French court may remove a case to another court in the event that a dispute has been raised before courts having concurrent jurisdiction (litispendance) or in the event of a relationship existing between the two cases before the two distinct jurisdictions; and
(q)(Certificates) a calculation, certification, determination, notification, or opinion to be made by a party may be held by French courts to be inconclusive if not supported by other evidence provided independently or if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error despite any provision in any document to the contrary and any provision providing that such calculation, certification, determination, notification, or opinion is conclusive and binding will not be enforceable if it is fraudulent, unreasonable, arbitrary or not made in good faith.
RELIANCE
This opinion letter is addressed to the Company solely for its own benefit in connection with the Prospectus Supplement and, except with our prior written consent, is not to be transmitted or disclosed to or used or relied upon by any other person or used or relied upon by the Company for any other purpose or quoted or referred to in any public document (other than the Prospectus Supplement) or filed with anyone.
By way of exception to the foregoing, we hereby consent to the filing with the Commission of this opinion as Exhibit 5.1 to the Form 6-K to be filed by the Company with the Commission in connection with the Prospectus Supplement, and to the reference to CMS Francis Lefebvre Avocats under the caption "Legal Matters" in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
DISPUTES
This opinion letter shall be governed by French law as in force on the date hereof and any dispute relating to, without limitation, the interpretation of this opinion letter shall be subject to the jurisdiction of the competent courts (tribunaux) of Paris.

Yours sincerely,

/s/ Bertrand Sénéchal

Bertrand Sénéchal
Avocat Associé
CMS Francis Lefebvre
SCHEDULE - LIST OF CORPORATE DOCUMENTS
For the purposes of the present opinion letter the "Corporate Documents" are:
(i)an electronic version of an extract (extrait Kbis) from the registre du commerce et des sociétés (Infogreffe) of Marseille up to date as of 5 February 2024 relating to the Company;
(ii)a copy of the by-laws (statuts) of the Company dated 3 October 2023; and
(iii)an electronic version of a certificat en matière de procédure collective from the registre du commerce et des sociétés (Infogreffe) of Marseille up to date as of 5 February 2024 relating to the Company.